As filed with the Securities and Exchange Commission on February 9, 2007
Registration No. 333-139790

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RELIANCE STEEL & ALUMINUM CO.
(Exact Name of Registrant as Specified in Its Charter)

California	5051	95-1142616
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
(213) 687-7700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David H. Hannah
Chief Executive Officer
Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
(213) 687-7700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Kay Rustand Vice President and General Counsel Reliance Steel & Aluminum Co. 350 South Grand Avenue, Suite 5100 Los Angeles, California 90071 (213) 687-7700	Alan F. Denenberg Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of Each Class of	Amount to be	Proposed Maximum Offering	Aggregate	Amount of
Securities to be Registered	Registered	Price per Unit(1)	Offering Price(1)	Registration Fee
6.200% Senior Notes due 2016	$350,000,000	100%	$350,000,000	$37,450(3)
Guarantees of 6.200% Senior Notes due 2016	—	—	—	(2)
6.850% Senior Notes due 2036	$250,000,000	100%	$250,000,000	$26,750(3)
Guarantees of 6.850% Senior Notes due 2036	—	—	—	(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.

(3)	Previously paid on January 3, 2007

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

	State or Other
	Jurisdiction of	I.R.S. Employer	Industrial
	Incorporation or	Identification	Classification Code
Exact Name of Registrant as Specified in its Charter(1)	Organization	Number	Number

Allegheny Steel Distributors, Inc.	Pennsylvania	25-1248044	5051
Aluminum and Stainless, Inc.	Louisiana	72-0681494	5051
American Metals Corporation	California	68-0284528	5051
American Steel, L.L.C.	Oregon	93-1178411	5051
AMI Metals, Inc.	Tennessee	62-1191178	5051
CCC Steel, Inc.	Delaware	95-2504064	5051
Chapel Steel Corp.	Pennsylvania	23-1890801	5051
Chatham Steel Corporation	Georgia	58-0676215	5051
Crest Steel Corporation	California	95-2307217	5051
Durrett Sheppard Steel Co., Inc.	California	52-2074599	5051
Earle M. Jorgensen Company	Delaware	95-0886610	5051
Encore Metals (USA), Inc.	Washington	47-0938943	5051
Industrial Metals and Surplus, Inc.	Georgia	58-1318220	5051
LBT, Inc.	Illinois	36-3937176	5051
Liebovich Bros., Inc.	Illinois	36-2416641	5051
Lusk Metals	California	95-2097536	5051
Pacific Metal Company	Oregon	37-1433982	5051
PDM Steel Service Centers, Inc.	California	95-4769488	5051
Phoenix Corporation	Georgia	58-1455083	5051
Precision Strip, Inc.	Ohio	34-1207681	5051
Precision Strip Transport, Inc.	Ohio	34-1595224	5051
RSAC Management Corp.	California	95-4773660	8741
Service Steel Aerospace Corp.	Delaware	22-2998678	5051
Siskin Steel & Supply Company, Inc.	Tennessee	62-0470512	5051
Toma Metals, Inc.	Pennsylvania	25-1538276	5051
Viking Materials, Inc.	Minnesota	41-1226051	5051
Yarde Metals, Inc.	Connecticut	06-0970894	5051

(1)	The address and telephone number of each co-registrant’s principal executive offices is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071, (213) 687-7700.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2007

PROSPECTUS

Reliance Steel & Aluminum Co.

Offer to Exchange
6.200% Senior Notes due 2016
6.850% Senior Notes due 2036

for

6.200% Senior Notes due 2016
6.850% Senior Notes due 2036

We are offering to exchange up to $350,000,000 of our new 6.200% Senior Notes due 2016 (the “New 2016 Notes”) for up to $350,000,000 of our existing 6.200% Senior Notes due 2016 (the “Old 2016 Notes”) and up to $250,000,000 of our new 6.850% Senior Notes due 2036 (the “New 2036 Notes” and, together with the New 2016 Notes, the “New Notes”) for up to $250,000,000 of our existing 6.850% Senior Notes due 2036 (the “Old 2036 Notes” and, together with the Old 2016 Notes, the “Old Notes”). The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes will be issued in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes.

To exchange your Old Notes for New Notes:

•	you are required to make the representations described on page 42 to us;

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, Wells Fargo Bank, National Association by midnight, New York time, on March , 2007; and

•	you should read the section called “The Exchange Offer” for further information on how to exchange your Old Notes for New Notes.

See “Risk Factors” beginning on page 7 for a discussion of risk factors that should be considered by you prior to tendering your Old Notes in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

February   , 2007

Page

Cautionary Statement Concerning Forward-Looking Statements	ii
Summary	1
Risk Factors	7
Where You Can Find More Information	16
Information Incorporated by Reference	16
Use of Proceeds	17
Ratio of Earnings to Fixed Charges	17
Description of the New Notes	18
The Exchange Offer	36
Material U.S. Federal Income Tax Consequences of the Exchange Offer	43
Plan of Distribution	43
Validity of New Notes	44
Experts	44
EXHIBIT 5.1
EXHIBIT 5.2
EXHIBIT 5.3
EXHIBIT 5.4
EXHIBIT 5.5
EXHIBIT 5.6
EXHIBIT 5.7
EXHIBIT 5.8
EXHIBIT 5.9
EXHIBIT 5.10
EXHIBIT 23.11
EXHIBIT 23.12

The prospectus incorporates important business and financial information about the company that is not included in or delivered with the prospectus. This information is available without charge to security holders upon written or oral request to Reliance’s Investor Relations department by calling (213) 687-7700, by writing to Investor Relations, Reliance Steel & Aluminum Co., 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071. To obtain timely delivery, security holders must request the information no later than March   , 2007, which is five business days before the expiration date of the Exchange Offer.

In this prospectus, the term “Reliance” refers to Reliance Steel & Aluminum Co.; the term “subsidiary guarantors” refers to those wholly-owned domestic subsidiaries of Reliance that guarantee the Old Notes and will guarantee the New Notes; “we,” “us” and “our” refer to Reliance and its subsidiaries (including the subsidiary guarantors).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include the discussions of our business strategies and our expectations concerning future operations, margins, profitability, liquidity, and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “potential” and similar expressions. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those in the future that are implied by these forward-looking statements. These risks and other factors include those described under “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference. Those factors, among others, could cause our actual results and performance to differ materially from the results and performance projected in, or implied by, the forward-looking statements. As you read and consider this prospectus and the documents incorporated by reference, you should carefully understand that the forward-looking statements are not guarantees of performance or results.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events or developments, except as required by the federal securities laws.

Forward-looking statements involve known and unknown risks and uncertainties. Various factors, such as the factors listed below and further discussed in detail in “Risk Factors,” may cause our actual results, performance, or achievements to be materially different from those expressed or implied by any forward-looking statements. Among the factors that could cause our results to differ are the following:

•	The interest rates on our debt could change. The interest rates on our variable rate debt increased steadily during 2005 and 2006.

•	Foreign currency exchange rates could change, which could affect the price we pay for certain metals and the results of our foreign operations.

•	Our future operating results depend on a number of factors beyond our control, such as the prices for and the availability of metals, which could cause our results to fluctuate significantly over time. During periods of low customer demand it could be more difficult for us to pass through price increases to our customers, which could reduce our gross profit and net income. A significant or rapid increase or decrease in costs from current levels could also have a severe negative impact on our gross profit.

•	We service industries that are highly cyclical, and downturns in our customers’ industries could reduce our revenue and profitability.

•	The success of our business is affected by general economic conditions and, accordingly, our business was adversely impacted by the economic slowdown or recession in 2001, 2002 and 2003. This could occur in future periods.

•	We operate in a very competitive industry and increased competition could reduce our gross profit margins and net income.

•	As a decentralized business, we depend on both senior management and our operating employees; if we are unable to attract and retain these individuals, our results of operations may decline.

•	We may not be able to consummate future acquisitions, and those acquisitions that we do complete may be difficult to integrate into our business.

•	Our acquisitions might fail to perform as we anticipate. This could result in an impairment charge to write off some or all of the goodwill for that entity. Acquisitions may also result in our becoming responsible for unforeseen liabilities that may adversely affect our financial condition and liquidity.

ii

•	We are subject to various environmental and other governmental regulations which may require us to expend significant capital and incur substantial costs.

•	We may discover internal control deficiencies in our decentralized operations or in an acquisition that must be reported in our SEC filings, which may result in a negative impact on the ratings of our debt.

The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future performance or results. We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should consider these risks when reading any forward-looking statements and review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the New Notes.

iii

SUMMARY

This summary highlights the more detailed information included or incorporated by reference in this prospectus and you should read the entire prospectus and the documents incorporated herein carefully.

Reliance Steel & Aluminum Co.

We are one of the largest metals service center companies in the United States. Our network of 26 divisions, 25 operating subsidiaries and a 70%-owned company operates at more than 160 locations in 37 states, Belgium, Canada, China and South Korea. Through this network, we provide metals processing services and distribute a full line of more than 90,000 metal products, including alloy, aluminum, brass, copper, carbon steel, titanium, stainless steel and specialty steel products, to more than 95,000 customers in a broad range of industries. Many of our metals service centers process and distribute only specialty metals.

Our primary business strategy is to enhance our operating results through strategic acquisitions, expansion of our existing operations and improved operating performance at our locations. We believe that our geographic, customer and product diversification makes us less vulnerable to regional or industry-specific economic volatility. In 2005, we achieved our highest ever levels of net sales of $3.4 billion and net income of $205.4 million. With the strong business conditions and significant acquisitions that we have completed by the end of the third quarter of 2006, we had already surpassed our 2005 results with net sales of $4.2 billion and net income of $280 million for the nine months ended September 30, 2006.

Recent Developments

Issuance of Old Notes

On November 15, 2006, we priced an offering of the Old Notes, the net proceeds of which we used to repay outstanding debt under our credit facility, including borrowings made to fund the repurchase by our subsidiary Earle M. Jorgensen Company (“EMJ”) of its 9 3/4% Senior Secured Notes due 2012 (the “EMJ Notes”). The Old Notes, which were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and in offshore transactions pursuant to Regulation S under the Securities Act, were issued under an indenture dated November 20, 2006 among Reliance, the subsidiary guarantors and Wells Fargo Bank, National Association, as trustee.

Repurchase of EMJ Notes

On October 12, 2006, our subsidiary EMJ launched a cash tender offer to purchase any and all of its $250 million aggregate principal amount of the EMJ Notes and a related consent solicitation to amend the indenture governing the notes to eliminate substantially all of the restrictive covenants and security interests in EMJ’s assets. The consent solicitation expired on October 25, 2006, with sufficient notes tendered to effect the requested amendments upon EMJ’s acceptance of the tendered notes. The tender offer expired on November 8, 2006. EMJ accepted for payment all of the $249.7 million aggregate principal amount of EMJ Notes that were tendered in the tender offer. This transaction settled on November 9, 2006 for $277.8 million, which included consent payments and accrued and unpaid interest.

New Credit Facility

On November 9, 2006 we entered into a syndicated credit agreement providing for a $1.1 billion, five-year, unsecured revolving credit facility that replaced our previous $700 million revolving credit facility and our short-term $100 million credit facility. The credit agreement permits us to increase this facility by up to $500 million, subject to certain customary conditions. We have used funds borrowed under the new credit facility to fund the repurchase of the EMJ Notes described above and the repayment of amounts outstanding under our previous credit facilities, a portion of which was subsequently repaid with the proceeds from the issuance and sale of the Old Notes. We expect to use future borrowings under the new credit facility for working capital and general corporate purposes, including acquisitions, capital expenditures, debt repayments, dividend payments and stock repurchases.

Recent Acquisitions

On November 1, 2006, we entered into an agreement to acquire Crest Steel Corporation, a metals service center company headquartered in Carson, California, with facilities in Riverside, California and Phoenix, Arizona. Crest specializes in the processing and distribution of carbon steel products including flat-rolled, plate, bars and structurals. Crest’s net sales for the 2005 fiscal year were approximately $129 million. This transaction was completed on January 2, 2007.

On December 6, 2006, we entered into an agreement to acquire Industrial Metals and Surplus, Inc., a metals service center company headquartered in Atlanta, Georgia, and a related company, Athens Steel, Inc., located in Athens, Georgia. Industrial Metals was founded in 1978 and specializes in the processing and distribution of carbon steel products and ornamental iron products. Industrial Metals’ net sales for the 2005 fiscal year were approximately $72 million. This transaction was completed on January 2, 2007.

On December 22, 2006, we entered into an agreement to acquire the net assets and business of the Encore Group of metals service center companies (Encore Metals, Encore Metals (USA), Inc., Encore Coils, and Team Tube) headquartered in Edmonton, Alberta, Canada. Encore specializes in the processing and distribution of alloy and carbon bar and tube, as well as stainless steel sheet, plate and bar and carbon steel flat-rolled products, through its 17 facilities located mainly in Western Canada. Encore’s net sales for the 2006 fiscal year were approximately C$259 million. This transaction was completed as of February 1, 2007.

Long-Term Debt Rating

Moody’s Investors Service Inc. and Standard & Poor’s rate the Old Notes Baa3 (stable outlook) and BBB- (stable outlook), respectively, as of the date of the prospectus. A rating reflects only the views of a rating agency and is not a recommendation to buy, sell or hold the notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant that change. Each rating should be evaluated independently of any other rating.

Reliance is a California corporation. The principal executive offices of Reliance are located at 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071, and the telephone number is (213) 687-7700. Reliance maintains a website at www.rsac.com where general information about the company is available. The contents of the website are not incorporated into this prospectus or the registration statement of which it forms a part.

The Exchange Offer

Securities Offered	We are offering up to $350,000,000 aggregate principal amount of New 2016 Notes and up to $250,000,000 aggregate principal amount of New 2036 Notes, all of which will be registered under the Securities Act and which will be guaranteed by the subsidiary guarantors.

The Exchange Offer	We are offering to issue the New Notes in exchange for a like principal amount of your Old Notes. We are offering to issue the New Notes to satisfy our obligations contained in the registration rights agreement entered into when the Old Notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at midnight New York City time on March , 2007 unless it is extended. If you decide to exchange your Old Notes for New Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. If you decide to tender your Old Notes in the exchange offer, you may withdraw them at any time prior to March , 2007. If we decide for any reason not to accept any Old Notes for exchange, your Old Notes will be returned to you without expense to you promptly after the exchange offer expires.

Material U.S. Federal Income Tax Consequences	Your exchange of Old Notes for New Notes in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your Old Notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your Old Notes or to pay you additional interest.

You will be able to resell the New Notes without registering them with the SEC if you meet the requirements described below:

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that New Notes issued in exchange for Old Notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the New Notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquired the Old Notes to be exchanged for New Notes in the exchange offer in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Old Notes or the New Notes; and

•	you are not engaged in, and do not intend to engage in, a distribution (within the meaning of the Securities Act) of the Old Notes or the New Notes.

If you are an affiliate of Reliance or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of New Notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive New Notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the New Notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, for a period of 180 days from the latest date that tendered Old Notes are accepted for exchange pursuant to the exchange offer, in connection with the resale of New Notes received in exchange for Old Notes acquired by you as a result of market-making or other trading activities.

For a period of 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

Summary Description of the Notes

The terms of the New Notes and the Old Notes are identical in all material respects, except that the New Notes will be issued in a transaction registered under the Securities Act, and the transfer restrictions and registrations rights relating to the Old Notes will not apply to the New Notes.

Issuer	Reliance Steel & Aluminum Co.

Subsidiary Guarantors	The Notes will be unconditionally guaranteed by the subsidiary guarantors, consisting of each wholly-owned domestic subsidiary of Reliance that is a borrower under or guarantees the obligations under our credit agreement and our outstanding private notes. Additional wholly-owned domestic subsidiaries will be required to guarantee the Notes, and the guarantees of the subsidiary guarantors with respect to the Notes will terminate or be released, in each case in the circumstances set forth under “Description of Notes — Guarantees.” As of September 30, 2006, Reliance and the subsidiary guarantors accounted for approximately $3.6 billion, or 97%, of our total consolidated assets. Reliance and the subsidiary guarantors also accounted for approximately $4.0 billion, or 97%, of our total consolidated revenue for the nine months ended September 30, 2006.

Maturity Date	The New 2016 Notes will mature on November 15, 2016 and the New 2036 Notes will mature on November 15, 2036, in each case unless earlier redeemed or repurchased.

Interest Rates	The New 2016 Notes will bear interest at the rate of 6.200% per annum and the 2036 notes will bear interest at the rate of 6.850% per annum, each from the most recent interest payment date for which interest has been paid.

Interest Payment Dates	May 15 and November 15 of each year, on the interest payment date next occurring after the initial issuance of the New 2016 Notes and the New 2036 Notes, respectively.

Ranking of Notes and Guarantees	The Notes will be our senior unsecured obligations and will rank equally with all of our existing and future unsubordinated and unsecured obligations. So long as the guarantees are in effect, each subsidiary guarantor’s guarantee will be the senior unsecured obligation of such subsidiary guarantor and will rank equally with its existing and future unsubordinated and unsecured obligations.

The Notes and the guarantees will be effectively junior to all existing and future secured indebtedness of Reliance and, so long as they are in effect, the guarantees of any subsidiary guarantors will be effectively junior to all secured indebtedness of those subsidiaries, in each case, to the extent of the assets securing such indebtedness. As of September 30, 2006, Reliance and the subsidiary guarantors had secured indebtedness of approximately $2.1 million and $4.1 million, respectively (excluding the repurchased EMJ Notes).

Sinking Fund	None.

Optional Redemption	We may redeem the Notes of either series, in whole or in part, at any time at redemption prices determined as set forth under the heading “Description of Notes — Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amounts, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the Notes contains covenants limiting our ability and our subsidiaries’ ability to:

• create certain liens;

• enter into sale and leaseback transactions; and

• consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of Notes — Covenants” for a description of these covenants.

Form and Denominations	We will issue the Notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC.

You will hold beneficial interests in the Notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated Notes.

Further Issuances	We may create and issue additional notes ranking equally with the Notes of each series initially offered in this offering and otherwise similar in all respects (other than the issue date and public offering price or the first payment of interest following the issue date of such further notes). These additional notes would be guaranteed by the subsidiary guarantors on the same basis as the Notes. These additional notes and related guarantees would be consolidated and form a single series with the Notes and related guarantees of the relevant series.

Use of Proceeds	We will not receive any proceeds from the exchange of New Notes for Old Notes.

Governing Law	New York

RISK FACTORS

In considering whether to exchange your Old Notes for the New Notes, you should carefully consider all the information that has been included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below. Our business, results of operations and financial condition may be materially adversely affected due to any of the following risks. The risks described below are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business.

Risks Related to Our Business and Industry

Our indebtedness could impair our financial condition and reduce the funds available to us for other purposes and our failure to comply with the covenants contained in our debt instruments could result in an event of default that could adversely affect our operating results.

We have substantial debt service obligations. As of September 30, 2006, we had aggregate outstanding indebtedness of approximately $1.26 billion. This indebtedness could adversely affect us in the following ways:

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

•	a significant portion of our cash flow from operations must be dedicated to the payment of interest and principal on our debt, which reduces the funds available to us for our operations or other purposes;

•	some of the interest on debt is, and will continue to be, accrued at variable rates, which may result in higher interest expense in the event of increases in interest rates;

•	because we may be more leveraged than some of our competitors, our debt may place us at a competitive disadvantage;

•	our leverage may increase our vulnerability to economic downturns and limit our ability to withstand adverse events in our business by limiting our financial alternatives; and

•	our ability to capitalize on significant business opportunities, including potential acquisitions, and to plan for, or respond to, competition and changes in our business may be limited.

Our existing debt agreements contain, and our future debt agreements may contain, financial and restrictive covenants that limit our ability to incur additional debt, including to finance future operations or other capital needs, and to engage in other activities that we may believe are in our long-term best interests, including to dispose of or acquire assets or other companies or to pay dividends to our shareholders. Our failure to comply with these covenants may result in an event of default which, if not cured or waived, could accelerate the maturity of our indebtedness or prevent us from accessing availability under our credit facility. If our indebtedness is accelerated, we may not have sufficient cash resources to satisfy our debt obligations, and we may not be able to continue our operations as planned.

We may not be able to generate sufficient cash flow to meet our existing debt service obligations.

Our annual debt service obligations until November 8, 2011, when our revolving credit facility is scheduled to mature, will be primarily limited to interest and principal payments on multiple series of privately placed senior notes with an aggregate principal amount of $298 million, which we refer to in this prospectus as the private notes and interest on the Old Notes or, to the extent exchanged, the New Notes offered hereby and on borrowings under our $1.1 billion credit facility. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations, including the Old Notes or, to the extent exchanged, the New Notes offered hereby, will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. For example, we may not generate sufficient cash flow from operations to repay amounts drawn under our credit facility when it matures in 2011, our private notes when they mature on various dates between 2007 and 2013 or our industrial revenue bonds when they mature in 2009 and 2014. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we expect to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We may not be able to consummate any such transaction at all or on a timely basis or on terms, or for proceeds, that are acceptable to us. Furthermore, these transactions may not be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to timely refinance our obligations on acceptable terms, could adversely affect our ability to serve our customers and could cause us to reduce or discontinue our planned operations.

The costs that we pay for metals fluctuate due to a number of factors beyond our control, and such fluctuations could adversely affect our operating results, particularly if we cannot pass on higher metal prices to our customers.

We purchase large quantities of carbon, alloy, stainless steel, aluminum and other metals, which we sell to a variety of end-users. In 2004 the costs for carbon steel increased significantly and rapidly from historic low levels. Although these costs declined somewhat through mid-2005, the costs increased in the fourth quarter of 2005, with moderate increases in 2006. Overall carbon steel costs remain at historically high levels. Costs for aluminum products, excluding aerospace-related products, rose steadily in 2004, with continued increases in 2005 and 2006. Costs for stainless steel products rose steadily in 2004 and increased more rapidly in 2005 and 2006. Stainless steel costs are currently at unprecedented high levels, primarily due to the high nickel surcharges resulting from low global nickel supply. Costs for aerospace-related products increased significantly beginning in late 2004 and continued to increase through all of 2005 and into 2006, although at a slower rate than in 2005. We attempt to pass these cost increases on to our customers with higher selling prices but we may not always be able to do so. The costs to us for these metals and the prices that we charge customers for our products may change depending on many factors outside of our control, including general economic conditions (both domestic and international), competition, production levels, customer demand levels, import duties and other trade restrictions, currency fluctuations and surcharges imposed by our suppliers.

We maintain substantial inventories of metal to accommodate the short lead times and delivery requirements of our customers. Our customers typically purchase products from us pursuant to purchase orders and typically do not enter into long-term purchase agreements or arrangements with us. Accordingly, we purchase metal in quantities we believe to be appropriate to satisfy the anticipated needs of our customers based on information derived from customers, market conditions, historic usage and industry research. Commitments for metal purchases are generally at prevailing market prices in effect at the time orders are placed or at the time of shipment. During periods of rising prices for metal, we may be negatively impacted by delays between the time of increases in the cost of metals to us and increases in the prices that we charge for our products if we are unable to pass these increased costs on to our customers immediately. In addition, when metal prices decline, customer demands for lower prices could result in lower sale prices for our products and, as we use existing inventory that we purchased at higher metal prices, lower margins. Consequently, during periods in which we use this existing inventory, the effects of changing metal prices could adversely affect our operating results.

Our business could be adversely affected by economic downturns.

Demand for our products is affected by a number of general economic factors. A decline in economic activity in the U.S. and other markets in which we operate could materially affect our financial condition and results of operation.

The prices of metals are subject to fluctuations in the supply and demand for metals worldwide and changes in the worldwide balance of supply and demand could negatively impact our revenues, gross profit and net income.

Metal prices are volatile due to, among other things, fluctuations in foreign and domestic production capacity, raw material availability, metals consumption and foreign currency rates. For example, in the past few years, China has significantly increased both its consumption and production of metals and metal products. Initially, China’s large and growing demand for metals significantly affected the metals industry by diverting supply to China and contributing to the global increases in metal prices. With China’s increased production of metals, it has recently become a net exporter of certain metals and this has somewhat reduced metal prices both within and outside of China. While this development can affect global pricing, it has yet to have a significant impact on U.S. pricing or the pricing for our products. If, in the future, China experiences a downturn in general economic conditions or increases its export of metals, this could cause a reduction in metal prices globally, which could adversely affect our revenues, gross profit and net income. Additionally, significant currency fluctuations in the United States or abroad could negatively impact our cost of metals and the pricing of our products. The decline in the dollar relative to foreign currencies in recent years has resulted in increased prices for metals and metal products in the United States as imported metals have become relatively more expensive. If, in the future, the dollar increases in value relative to foreign currencies, the U.S. market may be more attractive to foreign producers, resulting in increased supply that could cause decreased metal prices and adversely affect our revenues, gross profit and net income.

We operate in an industry that is subject to cyclical fluctuations and any downturn in general economic conditions or our customers’ industries could negatively impact our revenues, gross profit and net income.

The metals service center industry is cyclical and impacted by both market demand and metals supply. Periods of economic slowdown or recession in the United States or other countries, or the public perception that these may occur, could decrease the demand for our products and adversely affect our pricing. For example, the general slowing of the economy in 2001, 2002 and 2003 adversely impacted our product sales and pricing. While we have been experiencing significantly improved pricing and healthy demand levels since 2004, this trend may not continue. Changing economic conditions could depress or delay demand for our products, which could adversely affect our revenues, gross profit and net income.

We sell many products to industries that are cyclical, such as the non-residential construction, semiconductor, energy and transportation, including aerospace, industries. The demand for our products is directly related to, and quickly impacted by, demand for the finished goods manufactured by our customers in these industries, which may change as a result of changes in the general U.S. or worldwide economy, domestic exchange rates, energy prices or other factors beyond our control. If we are unable to accurately project the product needs of our customers over varying lead times or if there is a limited availability of products through allocation by the mills or otherwise, we may not have sufficient inventory to be able to provide products desired by our customers on a timely basis. In addition, if we are not able to diversify our client base and/or increase sales of products to customers in other industries when one or more of the cyclical industries that we serve is experiencing a decline, our revenues, gross profit and net income may be adversely affected.

We compete with a large number of companies in the metals service center industry, and, if we are unable to compete effectively, our revenues, gross profit and net income may decline.

We compete with a large number of other general-line distributors and specialty distributors in the metals service center industry. Competition is based principally on price, inventory availability, timely delivery, customer service, quality and processing capabilities. Competition in the various markets in which we participate comes from companies of various sizes, some of which have greater financial resources than we do and some of which have more established brand names in the local markets that we serve. Accordingly, these competitors may be better able to withstand adverse changes in conditions within our customers’ industries and may have greater operating and financial flexibility than we have. To compete for customer sales, we may lower prices or offer increased services at a higher cost, which could reduce our revenues, gross profit and net income.

If we were to lose any of our primary suppliers or otherwise be unable to obtain sufficient amounts of necessary metals on a timely basis, we may not be able to meet our customers’ needs and may suffer reduced sales.

We have few long-term contracts to purchase metals. Therefore, our primary suppliers of carbon steel, alloy steel, stainless steel, aluminum or other metals could curtail or discontinue their delivery of these metals to us in the quantities we need with little or no notice. Our ability to meet our customers’ needs and provide value-added inventory management services depends on our ability to maintain an uninterrupted supply of high quality metal products from our suppliers. If our suppliers experience production problems, lack of capacity or transportation disruptions, the lead times for receiving our supply of metal products could be extended and the cost of our inventory may increase. If, in the future, we are unable to obtain sufficient amounts of the necessary metals at competitive prices and on a timely basis from our traditional suppliers, we may not be able to obtain these metals from acceptable alternative sources at competitive prices to meet our delivery schedules. Even if we do find acceptable alternative suppliers, the process of locating and securing these alternatives may be disruptive to our business, which could have an adverse impact on our ability to meet our customers’ needs and reduce our sales, gross profit and net income. In addition, if a significant domestic supply source is discontinued and we cannot find acceptable domestic alternatives, we may need to find a foreign source of supply. Dependence on foreign sources of supply could lead to longer lead times, increased price volatility, less favorable payment terms, increased exposure to foreign currency movements and certain tariffs and duties and require greater levels of working capital.

If we do not successfully implement our acquisition growth strategy, our ability to grow our business could be impaired.

We may not be able to identify suitable acquisition candidates or successfully complete any acquisitions or integrate any other businesses into our operations. If we cannot identify suitable acquisition candidates or are otherwise unable to complete acquisitions, we are unlikely to sustain our historical growth rates, and, if we cannot successfully integrate these businesses, we may incur increased or redundant expenses. Moreover, any additional indebtedness we incur to pay for these acquisitions could adversely affect our liquidity and financial condition.

Acquisitions present many risks, and we may not realize the financial and strategic goals that were contemplated at the time of any transaction.

Historically, we have expanded both through acquisitions and internal growth. Since our initial public offering in September 1994, we have successfully purchased more than 35 businesses. From 1984 to September 1994, we acquired 20 businesses. We continue to evaluate acquisition opportunities and expect to continue to grow our business through acquisitions. Risks we may encounter in acquisitions include:

•	the acquired company may not further our business strategy, or we may pay more than it is worth;

•	the acquired company may not perform as anticipated, which could result in an impairment charge;

•	we may not realize the anticipated increase in our revenues if a larger than predicted number of customers decline to continue purchasing products from us;

•	we may have to delay or not proceed with a substantial acquisition if we cannot obtain the necessary funding to complete the acquisition in a timely manner;

•	we may significantly increase our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition or assume existing debt of an acquired company;

•	we may have multiple and overlapping product lines that may be offered, priced and supported differently, which could cause our gross profit margins to decline;

•	our relationship with current and new employees, customers and suppliers could be impaired;

•	our due diligence process may fail to identify risks that could negatively impact our financial condition;

•	we may lose anticipated tax benefits or have additional legal or tax exposures if we have prematurely or improperly combined entities;

•	we may face contingencies related to product liability, intellectual property, financial disclosures, tax positions and accounting practices or internal controls;

•	the acquisition may result in litigation from terminated employees or third parties;

•	our management’s attention may be diverted by transition or integration issues; and

•	we may be unable to obtain timely approvals from governmental authorities under competition and antitrust laws.

These factors could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a larger acquisition or number of acquisitions.

As a decentralized business, we depend on both senior management and our key operating employees; if we are unable to attract and retain these individuals, our ability to operate and grow our business may be adversely affected.

Because of our decentralized operating style, we depend on the efforts of our senior management, including our chief executive officer, David H. Hannah, our president and chief operating officer, Gregg J. Mollins, and our executive vice president and chief financial officer, Karla Lewis, as well as our key operating employees. We may not be able to retain these individuals or attract and retain additional qualified personnel when needed. We do not have employment agreements with any of our officers or employees, which may mean they may have less of an incentive to stay with us when presented with alternative employment opportunities. In addition, our senior management and key operating employees hold stock options that have vested and hold common stock in our employee stock ownership plan. These individuals may, therefore, be more likely to leave us if the shares of our common stock significantly appreciate in value. The loss of any key officer or employee will require remaining officers and employees to direct immediate and substantial attention to seeking a replacement. Our inability to retain members of our senior management or key operating employees or to find adequate replacements for any departing key officer or employee on a timely basis could adversely affect our ability to operate and grow our business.

We are subject to various environmental and employee safety and health laws and regulations, which could subject us to significant liabilities and compliance expenditures.

We are subject to various foreign, federal, state and local environmental laws and regulations concerning air emissions, wastewater discharges, underground storage tanks and solid and hazardous waste disposal at or from our facilities. Our operations are also subject to various employee safety and health laws and regulations, including those concerning occupational injury and illness, employee exposure to hazardous materials and employee complaints. Environmental and employee safety and health laws and regulations are comprehensive, complex and frequently changing. Some of these laws and regulations are subject to varying and conflicting interpretations. We may be subject from time to time to administrative and/or judicial proceedings or investigations brought by private parties or governmental agencies with respect to environmental matters and employee safety and health issues. Proceedings and investigations with respect to environmental matters and any employee safety and health issues could result in substantial costs to us, divert our management’s attention and result in significant liabilities, fines or the suspension or interruption of our service center activities. Some of our current properties are located in industrial areas with histories of heavy industrial use. The location of these properties may require us to incur environmental expenditures and to establish accruals for environmental liabilities that arise from causes other than our operations. In addition, we are currently investigating and remediating contamination in connection with certain properties we have acquired. Future events, such as changes in existing laws and regulations or their enforcement, new laws and regulations or the discovery of conditions not currently known to us, could result in material environmental compliance or remedial liabilities and costs, constrain our operations or make such operations more costly.

Our operating results have fluctuated, and are expected to continue fluctuating, depending on the season.

Many of our customers are in seasonal businesses, including customers in the construction and related industries. In addition, our revenues in the months of July, November and December traditionally have been lower than in other months because of increased vacation days and holiday closures for various customers. Consequently, you should not rely on our results of operations during any particular quarter as an indication of our results for a full year or any other quarter.

Ongoing tax audits may result in additional taxes.

Reliance and our subsidiaries are undergoing various tax audits. These tax audits could result in additional taxes, plus interest and penalties being assessed against Reliance or one or more of our subsidiaries and the amounts assessed could be material.

Damage to our computer infrastructure and software systems could harm our business.

The unavailability of any of our information management systems for any significant period of time could have an adverse effect on our operations. In particular, our ability to deliver products to our customers when needed, collect our receivables and manage inventory levels successfully largely depends on the efficient operation of our computer hardware and software systems. Through information management systems, we provide inventory availability to our sales and operating personnel, improve customer service through better order and product reference data and monitor operating results. Difficulties associated with upgrades, installations of major software or hardware, and integration with new systems could lead to business interruptions that could harm our reputation, increase our operating costs and decrease our profitability. In addition, these systems are vulnerable to, among other things, damage or interruption from power loss, computer system and network failures, loss of telecommunications services, operator negligence, physical and electronic loss of data, or security breaches and computer viruses.

We have contracted with a third-party service provider that provides us with backup systems in the event that our information management systems are damaged. The backup facilities and other protective measures we take could prove to be inadequate.

Risks Related to the New Notes

Because the New Notes and the guarantees are not secured and are effectively subordinated to the rights of secured creditors, the New Notes and the guarantees will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the New Notes or the guarantees.

The New Notes and the guarantees are unsecured obligations, ranking equally with other senior unsecured indebtedness. The indenture governing the New Notes permits us and the subsidiary guarantors to incur additional secured debt under specified circumstances. If we or the subsidiary guarantors incur additional secured debt, our assets and the assets of the subsidiary guarantors securing such debt will be subject to prior claims by our secured creditors. As of September 30, 2006, Reliance and the subsidiary guarantors had secured indebtedness of approximately $2.1 million and $4.1 million (excluding the repurchased EMJ Notes), respectively. Our non-guarantor subsidiaries had approximately $1.1 million of secured debt outstanding out of $26 million available under secured credit facilities. In the event of bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of either Reliance or any of the subsidiary guarantors, assets that secure debt will be available to pay obligations on the New Notes and the guarantees only after all debt secured by those assets has been repaid in full. Holders of the New Notes will participate in any remaining assets ratably with all of their respective unsecured and unsubordinated creditors, including trade creditors. If Reliance or any of the subsidiary guarantors incur any additional obligations that rank equally with the New Notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the New Notes in any proceeds distributed upon our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the New Notes then outstanding would remain unpaid.

The guarantees may be unenforceable due to fraudulent conveyance statutes, and, accordingly, you may not have a claim against the subsidiary guarantors.

The obligations of each subsidiary guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, a court in some jurisdictions could, under fraudulent conveyances laws, further subordinate or void the guarantee of any subsidiary guarantor if it found that such guarantee was incurred with actual intent to hinder, delay or defraud creditors, or such subsidiary guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and that the subsidiary guarantor was any of the following: insolvent or rendered insolvent because of the guarantee, engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, or intended to incur, or believed that it would incur, debts beyond its ability to pay such debts at maturity.

If a court were to void the guarantee of a subsidiary guarantor as the result of a fraudulent conveyance, or hold it unenforceable for any other reason, holders of the New Notes would cease to have a claim against that subsidiary guarantor on its guarantee and would be creditors solely of Reliance and any other subsidiary guarantor whose guarantee is not voided or held to be unenforceable.

The guarantees will be released under certain circumstances.

The New Notes will be guaranteed by any subsidiary guarantor for so long as such subsidiary guarantor is a borrower or a guarantor of obligations under our credit agreement and the private notes referred to below. In the event that, for any reason, the obligations of any subsidiary guarantor terminate as a borrower or guarantor under our credit agreement and the private notes, that subsidiary guarantor will be deemed released from all of its obligations under the indenture and its guarantee of the New Notes will terminate. A subsidiary guarantor’s guarantee will also terminate and such subsidiary guarantor will be deemed released from all of its obligations under the indenture with respect to the New Notes of a series upon legal defeasance of such series as provided below under “Description of Notes — Defeasance and Covenant Defeasance” or satisfaction and discharge of the indenture as it relates to such series as provided below under “Description of Notes — Satisfaction and Discharge.” A subsidiary guarantor’s guarantee will also terminate and such subsidiary guarantor will be deemed released from all of its obligations under the indenture with respect to each series of New Notes in connection with any sale or other disposition by Reliance of all of the capital stock of that subsidiary guarantor (including by way of merger or consolidation) or other transaction such that after giving effect to such transaction such subsidiary guarantor is no longer a domestic subsidiary of Reliance. See “Description of Notes — Guarantees.” If the obligations of any subsidiary guarantor as a guarantor terminate or are released, the risks applicable to our subsidiaries that are not guarantors upon consummation of the offering will also be applicable to such subsidiary guarantor.

We will depend on the receipt of dividends or other intercompany transfers from our subsidiaries to meet our obligations under the New Notes. Claims of creditors of our subsidiaries may have priority over your claims with respect to the assets and earnings of our subsidiaries.

We conduct a substantial portion of our operations through our subsidiaries. We will therefore be dependent upon dividends or other intercompany transfers of funds from our subsidiaries in order to meet our obligations under the New Notes and to meet our other obligations. Generally, creditors of our subsidiaries will have claims to the assets and earnings of our subsidiaries that are superior to the claims of our creditors, except to the extent the claims of our creditors are guaranteed by our subsidiaries. All of our wholly-owned domestic subsidiaries, which constitute the substantial majority of our subsidiaries, will be guaranteeing the New Notes at the time that they are issued. As of September 30, 2006, Reliance and the subsidiary guarantors accounted for approximately $3.6 billion, or 97%, of our total consolidated assets. Reliance and the subsidiary guarantors accounted for approximately $4.0 billion, or 97%, of our total consolidated revenue for the nine months ended September 30, 2006. See “Description of Notes — Guarantees.”

In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Reliance, the holders of the New Notes may not receive any amounts with respect to the New Notes until after the payment in full of the claims of creditors of our subsidiaries that are not subsidiary guarantors.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

Subject to certain limitations our credit facility and private notes permit us to incur additional debt. The indenture governing the New Notes does not limit the amount of additional debt that we may incur. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase.

The provisions in the indenture that govern the New Notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions contained in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, notably, that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the New Notes offered under this prospectus. Except as described under “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event,” the indenture does not contain provisions that permit the holders of the New Notes to require us to repurchase the New Notes in the event of a takeover, recapitalization or similar transaction.

Reliance may not be able to repurchase all of the New Notes upon a change of control repurchase event.

As described under “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to offer to repurchase the New Notes upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the New Notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the New Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Under the terms of our new credit facility, we are prohibited from repurchasing the New Notes if we are in default under such credit facility.

There is no prior market for the New Notes. If one develops, it may not be liquid.

We do not intend to list the New Notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. We cannot assure you that any liquid market for the New Notes will ever develop or be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your New Notes or the price at which you will be able to sell your New Notes. Future trading prices of the New Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the New Notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the New Notes;

•	outstanding amount of the New Notes;

•	the terms related to optional redemption of the New Notes; and

•	level, direction and volatility of market interest rates generally.

Ratings of the notes may change after issuance and affect the market price and marketability of the New Notes.

We currently expect that, upon issuance, the New Notes will be rated by Moody’s Investors Service Inc. and Standard & Poor’s in the same manner as the Old Notes. Such ratings are limited in scope, and do not address all material risks relating to an investment in the New Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of New Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the New Notes. In addition, any decline in the ratings of the New Notes may make it more difficult for us to raise capital on acceptable terms.

Risks Related to the Exchange Offer

If you do not exchange your Old Notes for New Notes in the exchange offer, these Old Notes will continue to be subject to restrictions on transfer.

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your Old Notes and the offering memorandum related to the private offering of the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes in a private offering exempt from the registration and prospectus delivery requirements of the Securities Act. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act or are offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, we do not intend to register sales of the Old Notes under the Securities Act. For further information regarding the consequences of failing to tender your Old Notes in the exchange offer, see the discussion under the caption “The Exchange Offer — Consequences of Failure to Exchange.”

The issuance of the New Notes may adversely affect the market for the Old Notes.

To the extent that Old Notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted Old Notes could be adversely affected due to a reduction in market liquidity and there could be a significant diminution in value of the Old Notes as compared to the value of the New Notes.

In some instances you may be obligated to deliver a prospectus in connection with resales of the New Notes.

Based on certain no-action letters issued by the staff of the SEC to third parties unrelated to us, we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, except in the instances described in this prospectus under “The Exchange Offer — Resale of the New Notes.” For example, if you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

You must comply with the exchange offer procedures in order to receive freely tradable New Notes.

We will not accept your Old Notes for exchange if you do not follow the exchange offer procedures. Delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for Old Notes or a confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC, as depositary;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of tender through DTC’s ATOP program, an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of Old Notes who would like to tender Old Notes in exchange for New Notes should be sure to allow enough time to comply with the exchange offer procedures. Neither we nor the exchange agent are required to notify you of defects or irregularities in tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but we do not accept for exchange will, following completion of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon completion of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering Outstanding Old Notes” and “The Exchange Offer — Consequences of Failure to Exchange.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at l-800-SEC-0330 for further information on the operation of the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.rsac.com; however, that information is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is a part of a registration statement filed by us with the SEC under the Securities Act. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

Rather than include in this prospectus some of the information that we include in reports filed with the SEC, we are incorporating such information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain such information. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

We are incorporating by reference the following documents filed by us:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

•	Current Reports on Form 8-K or Form 8-K/A filed January 6, 2006, January 19, 2006, March 2, 2006, March 3, 2006, March 29, 2006, April 7, 2006, May 23, 2006, June 16, 2006, July 3, 2006, July 11, 2006, September 5, 2006, October 16, 2006, November 14, 2006, November 16, 2006, November 28, 2006, January 3, 2007, January 5, 2007 and February 6, 2007.

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, after the date of this prospectus (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act) until the termination of the offering under this prospectus will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is, or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
Attn: Investor Relations Department
(213) 687-7700

To obtain timely delivery of copies of these filings, you must make your request no later than March   , 2007, which is five business days before the expiration date.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes. The New Notes will be exchanged for Old Notes as described in this prospectus upon our receipt of Old Notes. We will cancel all of the Old Notes surrendered in exchange for New Notes.

Our net proceeds from the sale of the Old Notes were approximately $592 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We have used all of the net proceeds to repay outstanding indebtedness under our credit facility, including borrowings made to fund the repurchase by EMJ of the EMJ Notes. Our borrowings under this credit facility was $250 million as of December 15, 2006. Our credit facility matures on November 8, 2011 and borrowings thereunder currently bear interest at a rate of 6.37% per annum.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges was as follows for the respective periods indicated:

Year Ended December 31,					Nine Months Ended
2001	2002	2003	2004	2005	September 30, 2006

3.03x	2.62x	2.54x	8.06x	10.35x	10.34x

For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, and (2) subtracting (i) interest capitalized and (ii) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (x) interest expensed and capitalized, (y) amortized premiums, discounts and capitalized expenses related to indebtedness and (z) an estimate of the interest within rental expense.

DESCRIPTION OF THE NEW NOTES

The Old Notes were issued, and the New Notes will be issued, under an indenture, dated as of November 20, 2006, among Reliance, the subsidiary guarantors and Wells Fargo Bank, National Association, as trustee (the “trustee”). The following summary of provisions of the indenture and the New Notes of each series does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all information that you may find useful. You should read the indenture and the New Notes of each series, copies of which are available from Reliance upon request. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to “Reliance” in this section of the prospectus are only to Reliance Steel & Aluminum Co. and not to any of its subsidiaries. Unless specifically stated, the descriptions of the terms of each series of New Notes also apply to the applicable series of Old Notes.

Reliance is offering to exchange:

•	up to $350,000,000 of its new 6.200% Senior Notes due 2016 (the “New 2016 Notes”) for up to $350,000,000 of its old 6.200% Senior Notes due 2016 (the “Old 2016 Notes”); and

•	up to $250,000,000 of its new 6.850% Senior Notes due 2036 (the “New 2036 Notes”) for up to $250,000,000 of its old 6.850% Senior Notes due 2036 (the “Old 2036 Notes”).

The Old 2016 Notes and the Old 2036 Notes are referred to collectively in this prospectus as the “Old Notes,” and the New 2016 Notes and the New 2036 Notes are referred to collectively in this prospectus as the “New Notes.” The Old Notes and the New Notes are referred to collectively in this prospectus as the “Notes.”

Under the indenture, the Old Notes of each series and the New Notes issued in exchange for such series, in each case together with any additional Notes of such series the obligor may issue under the indenture as described below under “— Issuance of Additional Notes,” will be treated as a single series for all purposes under the indenture, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders. Specifically,

•	the Old 2016 Notes, the New 2016 Notes and any additional 6.200% Senior Notes due 2016 Reliance may issue under the indenture as described below under “— Further Issuances” (collectively, the “2016 Notes”) will be treated as a single series; and

•	the Old 2036 Notes, the New 2036 Notes and any additional 6.850% Senior Notes due 2036 Reliance may issue under the indenture as described below under “— Further Issuances” (collectively, the “2036 Notes”) will be treated as a single series.

The terms of each series of New Notes are identical in all material respects to the terms of such series of Old Notes, except that the New Notes will be issued in a transaction registered under the Securities Act and the transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes.

General

The New Notes will have the following basic terms:

•	the New Notes of each series will be senior unsecured obligations of Reliance and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of Reliance;

•	the New Notes of each series will be unconditionally guaranteed on a senior basis by all of the direct and indirect wholly-owned Domestic Subsidiaries of Reliance that are borrowers or guarantors under the Credit Agreement or the private notes (see “— Guarantees” below);

•	the New 2016 Notes initially will be limited to $350.0 million aggregate principal amount and the New 2036 Notes initially will be limited to $250.0 million aggregate principal amount (subject in each case to the rights of Reliance to issue additional notes of each series as described under “— Further Issuances” below);

•	the New 2016 Notes will accrue interest at a rate of 6.200% per year and the New 2036 Notes will accrue interest at a rate of 6.850% per year;

•	interest will accrue on the New Notes of each series from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from the issue date of the Old Notes), payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2007;

•	the New 2016 Notes will mature on November 15, 2016 and the New 2036 Notes will mature on November 15, 2036, in each case unless redeemed or repurchased prior to that date;

•	Reliance may redeem the New Notes of either series, in whole or in part, at any time at its option as described under “— Optional Redemption;”

•	Reliance may be required to repurchase the New Notes of each series in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “— Purchase of Notes upon a Change of Control Repurchase Event;”

•	the New Notes of each series will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the New Notes of each series will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by New Notes in definitive form (see “Book-entry, Delivery and Form; Global Notes”); and

•	the New Notes of each series will be exchangeable and transferable, at the office or agency of Reliance maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest on each New Note will be paid to the person in whose name that New Note is registered at the close of business on the May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a New Note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any New Note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.

The New Notes will not be subject to any sinking fund.

Reliance may, subject to compliance with applicable law, at any time purchase New Notes in the open market or otherwise.

Guarantees

The subsidiary guarantors will unconditionally guarantee, jointly and severally, the due and punctual payment of principal of and premium, if any, and interest on the New Notes of each series, when and as the same become due and payable, whether on a maturity date, by declaration of acceleration, upon redemption, repurchase or otherwise, and all other obligations of Reliance under the indenture. As of September 30, 2006, Reliance and the subsidiary guarantors accounted for approximately $3.6 billion, or 97%, of our total consolidated assets. Reliance and the subsidiary guarantors accounted for approximately $4.0 billion, or 97%, of our total consolidated revenue for the nine months ended September 30, 2006.

As of the date hereof, all of the wholly-owned Domestic Subsidiaries of Reliance will be subsidiary guarantors of the New Notes (such subsidiaries guaranteeing the New Notes, together with any other subsidiaries that subsequently become guarantors, are referred to herein as the “subsidiary guarantors”). None of Reliance’s Foreign

Subsidiaries or its non-wholly-owned Domestic Subsidiaries will be guarantors with respect to the New Notes. All of the subsidiaries that are guarantors under the Credit Agreement or the private notes will be subsidiary guarantors with respect to the New Notes.

In the event that, at any time, any wholly-owned Domestic Subsidiary of Reliance which is not, or has previously been released as, a subsidiary guarantor becomes a guarantor or borrower under the Credit Agreement or the private notes, that subsidiary will be required to become a subsidiary guarantor and guarantee the New Notes not later than 60 days following the date on which it becomes a guarantor or borrower under the Credit Agreement or the private notes.

In the event that, for any reason, the obligations of any subsidiary guarantor terminate as a guarantor or borrower under the Credit Agreement (including, without limitation, pursuant to the terms of the Credit Agreement, upon agreement of the requisite lenders under the Credit Agreement or upon the termination of the Credit Agreement or upon the replacement thereof with a credit facility not requiring such guarantees) and the private notes, that subsidiary guarantor will be deemed released from all its obligations under the indenture and its guarantee of the New Notes will terminate. A subsidiary guarantor’s guarantee will also terminate and such subsidiary guarantor will be deemed released from all of its obligations under the indenture with respect to the New Notes of a series upon legal defeasance of such series as provided below under “— Defeasance and Covenant Defeasance” or satisfaction and discharge of the indenture as it relates to such series as provided below under “— Satisfaction and Discharge.” A subsidiary guarantor’s guarantee will also terminate and such subsidiary guarantor will be deemed released from all of its obligations under the indenture with respect to each series of New Notes in connection with any sale or other disposition by Reliance of all of the capital stock of that subsidiary guarantor (including by way of merger or consolidation) or other transaction such that after giving effect to such transaction such subsidiary guarantor is no longer a Domestic Subsidiary of Reliance. Any release described in this paragraph may be evidenced by a supplemental indenture or other instrument which may be entered into without the consent of any holders of the New Notes.

The indenture will provide that the obligations of each subsidiary guarantor under its guarantee will be limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor, would cause the obligations of such subsidiary guarantor not to constitute a fraudulent conveyance or fraudulent transfer under any applicable law.

“Credit Agreement” means the Credit Agreement, dated as of November 9, 2006, among Reliance, RSAC Management Corp., the lenders party thereto and Bank of America, as administrative agent, as the same may be amended, supplemented or otherwise modified from time to time, and any successor credit agreement thereto (whether by renewal, replacement, refinancing or otherwise) that Reliance in good faith designates to be its principal credit agreement (taking into account the maximum principal amount of the credit facility provided thereunder, the recourse nature of the agreement and such other factors as Reliance deems reasonable in light of the circumstances), such designation (or the designation that at a given time there is no principal credit agreement) to be made by an officers’ certificate delivered to the trustee.

“private notes” means the senior unsecured notes of Reliance issued pursuant to the Note Purchase Agreements dated as of November 1, 1996, September 15, 1997, October 15, 1998 and July 1, 2003, in each case by and among Reliance and the investors party thereto, as each may be amended from time to time.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the New Notes of each series will be payable, and the New Notes may be exchanged or transferred, at the office or agency maintained by Reliance for such purpose (which initially will be the corporate trust office of the trustee located at 707 Wilshire Blvd., 17th Floor, Los Angeles, California 90017). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the New Notes is no longer represented by a global note, payment of interest on certificated New Notes in definitive form may, at the option of Reliance, be made by (1) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of New Notes, wire transfer to an account located in the United States maintained by the payee. See “— Book-entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated New Notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of New Notes, but Reliance may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Reliance is not required to transfer or exchange any New Note selected for redemption during a period of 15 days before mailing of a notice of redemption of New Notes to be redeemed.

The registered holder of a New Note will be treated as the owner of it for all purposes.

All amounts of principal of and premium, if any, and interest on the New Notes paid by Reliance that remain unclaimed two years after such payment was due and payable will be repaid to Reliance, and the holders of such New Notes will thereafter look solely to Reliance for payment.

Ranking

The Notes will be senior unsecured obligations of Reliance and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Reliance.

So long as they are in effect, the guarantees of the subsidiary guarantors will be senior unsecured obligations of those subsidiaries and will rank equally in right of payment with all other existing and future unsecured and unsubordinated obligations of those subsidiaries.

The Notes and the guarantees will be effectively junior to all existing and future secured indebtedness of Reliance and, so long as they are in effect, the guarantees of any subsidiary guarantors will be effectively junior to all secured indebtedness of those subsidiaries, in each ease, to the extent of the assets securing such indebtedness.

As of September 30, 2006, Reliance and the subsidiary guarantors had secured indebtedness of approximately $2.1 million and $4.1 million (excluding the repurchased EMJ Notes), respectively.

Reliance derives a large portion of its operating income and cash flow from its investments in its subsidiaries. Therefore, Reliance’s ability to make payments when due to the holders of the Notes is, in large part, dependent upon the receipt of sufficient funds from its subsidiaries. Holders of the Notes will, however, have a claim with respect to the assets and earnings of the subsidiary guarantors so long as their respective guarantees are in effect.

Claims of creditors of Reliance’s subsidiaries (other than subsidiary guarantors providing guarantees for the Notes, so long as their respective guarantees are in effect) generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Reliance’s creditors and of the creditors of the subsidiary guarantors, including holders of the Notes. Accordingly, the Notes and the guarantees of the subsidiary guarantors will be effectively subordinated to creditors, including trade creditors and preferred shareholders, if any, of Reliance’s subsidiaries (other than the subsidiary guarantors so long as their respective guarantees are in effect).

Optional Redemption

Reliance may redeem the Notes of either series at its option at any time, either in whole or in part. If Reliance elects to redeem the Notes of a series, it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the aggregate principal amount of the Notes to be redeemed; or

•	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, Reliance will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 0.25% (25 basis points), in the case of the New 2016 Notes, and the Treasury Rate plus 0.35% (35 basis points), in the case of the New 2036 Notes.

The following terms are relevant to the determination of the redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, Reliance will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means Citigroup Global Markets Inc. or J.P. Morgan Securities Inc., or their respective successors as may be appointed from time to time by the trustee after consultation with Reliance; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), Reliance will substitute another primary treasury dealer.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., and two other primary treasury dealers selected by Reliance, and each of their respective successors and any other primary treasury dealers selected by the trustee after consultation with Reliance.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal of and premium, if any, and interest on such Note that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

A partial redemption of the Notes of either series may be effected pro rata or by lot or by such method as the trustee may deem fair and appropriate and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the Notes or any integral multiple thereof) of the principal amount of Notes of a denomination larger than the minimum authorized denomination for the Notes.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

Unless Reliance defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes, or portions thereof, called for redemption.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless Reliance has exercised its right to redeem the Notes as described above, Reliance will be required to make an offer to each holder of the Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Reliance, prior to any change of control, but after the public announcement of the change of control, Reliance will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Reliance will comply with the requirements of Rule l4e-l under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Notes, Reliance will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the Notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, Reliance will, to the extent lawful:

(1) accept for payment all the Notes or portions of the Notes properly tendered pursuant to its offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by Reliance.

The paying agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered.

Reliance will not be required to make an offer to repurchase the Notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Reliance and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The change of control repurchase event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Reliance and, thus, the removal of incumbent management. The change of control repurchase event feature was a result of negotiations between Reliance and the initial purchasers that occurred prior to the issuance and sale of the Notes. Reliance has no present intention to engage in a transaction involving a change of control, although it is possible that Reliance could decide to do so in the future. Subject to the limitations discussed below, Reliance could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Reliance or credit ratings on the Notes. Restrictions on the ability of Reliance to incur Liens and enter into sale and leaseback transactions are contained in the covenants as described under “— Certain Covenants — Limitation on Liens” and “— Certain Covenants — Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Reliance may not have sufficient funds to repurchase all the Notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Reliance may be prohibited from repurchasing the Notes under the terms of the Credit Agreement. See “Description of Certain Indebtedness” and “Risk Factors — Reliance may not be able to repurchase all of the Notes upon a change of control repurchase event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Reliance and its subsidiaries taken as a whole to any “person” (as that term is used in Section l3(d)(3) of the Exchange Act) other than Reliance or one of its subsidiaries; (2) the adoption of a plan relating to Reliance’s liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of voting stock of Reliance.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Reliance.

“Moody’s” means Moody’s Investors Service Inc.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of Reliance, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act, selected by Reliance (as certified by a resolution of the board of directors of Reliance) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“rating category” means (1) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within rating categories (+ and − for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g. with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB− to B+, will constitute a decrease of one gradation).

“rating date” means the date which is 60 days prior to the earlier of (1) a change of control or (2) public notice of the occurrence of a change of control or of the intention by Reliance to effect a change of control.

“ratings event” means the occurrence of the events described in (a) or (b) below on, or within 60 days after the earlier of, (1) the occurrence of a change of control or (2) public notice of the occurrence of a change of control or the intention by Reliance to effect a change of control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies): (a) in the event the Notes are rated by both rating agencies on the rating date as investment grade, the rating of the Notes shall be reduced so that the Notes are rated below investment grade by both rating agencies, or (b) in the event the Notes (i) are rated investment grade by one rating agency and below investment grade by the other rating agency or (ii) below investment grade by both rating agencies on the rating date, the rating of the Notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories). Notwithstanding the foregoing, a ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

Reliance may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional Notes of either series having the same terms as, and ranking equally and ratably with, the Notes of such series in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). These additional notes may be guaranteed by the subsidiary guarantors on the same basis as the Notes. Such additional notes (and related guarantees) may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the Notes of the relevant series, and will vote together as one class on all matters with respect to the Notes (and related guarantees) of such series.

Certain Covenants

Except as set forth below, neither Reliance nor any of its subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation;

•	paying dividends or making distributions on the capital stock of Reliance or of such subsidiaries; or

•	purchasing or redeeming capital stock of Reliance or such subsidiaries.

In addition, Reliance will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the Notes upon a change of control or other events involving Reliance or any of its subsidiaries which may adversely affect the creditworthiness of the Notes, except to the limited extent provided under “— Purchase of Notes upon a Change of Control Repurchase Event.” Among other things, the indenture will not contain covenants designed to afford holders of the Notes any protections in the event of a highly leveraged or other transaction involving Reliance that may adversely affect holders of the Notes, except to the limited extent provided under “— Purchase of Notes upon a Change of Control Repurchase Event.”

The indenture will contain the following principal covenants:

Limitation on Liens

Reliance will not directly or indirectly incur, and will not permit any of its subsidiaries to directly or indirectly incur, any indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any properties or assets, including capital stock, of Reliance or any of its subsidiaries or (b) any shares of stock or indebtedness of any of its subsidiaries (whether such property, assets, shares or indebtedness are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the Notes or, in respect of Liens on any property or assets of any subsidiary guarantor, the guarantees, if any (together with, at the option of Reliance, any other indebtedness or guarantees of Reliance or any of its subsidiaries ranking equally in right of payment with the Notes or such guarantee) are equally and ratably secured with or, at the option of Reliance, prior to, such secured indebtedness.

The foregoing restriction does not apply to:

(1) Liens on property, shares of stock or indebtedness existing with respect to any person at the time such person becomes a subsidiary of Reliance or a subsidiary of any subsidiary of Reliance, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2) Liens on property, shares of stock or indebtedness existing at the time of acquisition by Reliance or any of its subsidiaries or a subsidiary of any subsidiary of Reliance of such property, shares of stock or indebtedness (which may include property previously leased by Reliance or any of its subsidiaries and leasehold interests on such property; provided that the lease terminates prior to or upon the acquisition) or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property, the construction or the making of the improvements;

(3) Liens securing indebtedness of Reliance or any of Reliance’s subsidiaries owing to Reliance or any of its subsidiaries;

(4) Liens existing on the date of the initial issuance of the Old Notes (other than any additional notes);

(5) Liens on property or assets of a person existing at the time such person is merged into or consolidated with Reliance or any of its subsidiaries, at the time such person becomes a subsidiary of Reliance, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to Reliance or any of its subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7) Liens securing the Notes (including any additional notes) and any Liens that secure debt under the Credit Agreement and the private notes equally and ratably with Liens securing the Notes;

(8) Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; or

(11) any extensions, renewals or replacements of any Lien referred to in clauses (1) through (10) without increase of the principal of the indebtedness secured by such Lien; provided, however, that any Liens permitted by any of clauses (1) through (10) shall not extend to or cover any property of Reliance or any of its subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, Reliance and its subsidiaries will be permitted to incur indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes or, in respect of Liens on property or assets of any subsidiary guarantors, their guarantees, if any, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (11) above), together with all attributable debt outstanding pursuant to the second paragraph of the “— Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 15% of the Consolidated Net Tangible Assets of Reliance calculated as of the date of the creation or incurrence of the Lien. Reliance and its subsidiaries also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

Reliance will not directly or indirectly, and will not permit any of its subsidiaries directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the date of the initial issuance of the Old Notes (other than any additional notes),

(2) such transaction was for the sale and leasing back to Reliance of any property by one of its subsidiaries,

(3) such transaction involves a lease for not more than three years (or which may be terminated by Reliance or its subsidiaries within a period of not more than three years),

(4) Reliance would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to the second paragraph of the “— Limitation on Liens” covenant described above, or

(5) Reliance applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, Reliance may deliver Notes to the trustee for cancellation, such Notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, Reliance and its subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of the “— Limitation on Liens” covenant described above, does not exceed 15% of the Consolidated Net Tangible Assets of Reliance calculated as of the closing date of the sale and leaseback transaction.

Merger, Consolidation or Sale of Assets

Reliance and any subsidiary guarantor may, without the consent of the holders of any outstanding Notes (including any additional notes), consolidate with or sell, lease or convey all or substantially all of its or their properties or assets to, or merge with or into, any other person, provided that:

(1) Reliance or, in the case of any subsidiary guarantor, Reliance or such subsidiary guarantor is the continuing person or, alternatively, the successor person formed by or resulting from such consolidation or merger, or the person which receives the transfer of such properties or assets, is a corporation or limited liability company organized under the laws of any state or the District of Columbia and expressly assumes the obligations of Reliance or the obligations of such subsidiary guarantor, as the case may be, under the Notes and such subsidiary guarantor’s guarantee (provided that such person need not assume the obligations of any such subsidiary guarantor if such person would not, after giving effect to such transaction, be required to guarantee the Notes under the requirements described in “— Guarantees” above),

(2) immediately after giving effect to such transaction, no event of default and no event which, after notice or the lapse of time, or both, would become an event of default has occurred and is continuing, and

(3) an officers’ certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1) and (2) above.

The successor person will succeed to, and be substituted for, Reliance or the subsidiary guarantor, as the case may be, and may exercise all of the rights and powers of Reliance or the subsidiary guarantor, as the case may be, under the indenture. Reliance or such subsidiary guarantor will be relieved of all obligations and covenants under the Notes or the guarantees, as the case may be, and the indenture to the extent Reliance or such subsidiary guarantor was the predecessor person, provided, that in the case of a lease of all or substantially all of the properties or assets of Reliance, Reliance will not be released from the obligation to pay the principal of and premium, if any, and interest on the Notes.

Notwithstanding any provision to the contrary, this covenant will cease to apply to any subsidiary guarantor immediately upon any merger or consolidation of that subsidiary guarantor into Reliance or any other subsidiary guarantor in accordance with this covenant or upon any other termination of the guarantees of that subsidiary guarantor in accordance with the indenture.

SEC Reports

At any time that Reliance is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, Reliance will furnish to the trustee and make available on its website copies of such annual and quarterly reports and such information, documents and other reports as are required under Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation (and not a foreign private issuer) subject to such provisions, within 15 days after the date specified for the filing with the SEC of such information, documents and reports under such provisions (it being understood that the filing of such reports with the SEC shall be deemed to constitute the furnishing of such reports to the trustee). If at any time Reliance is not subject to Section 13 or 15(d) of the Exchange Act, Reliance will furnish to holders and prospective investors, upon their request, the information specified in Rule 144A(d)(4) under the Securities Act.

Events of Default

Each of the following is an “event of default” under the indenture with respect to a series of Notes:

(1) a default in any payment of interest on any Note of such series when due, which continues for 30 days;

(2) a default in the payment of principal of or premium, if any, on any Note of such series when due at its stated maturity date, upon optional redemption or otherwise;

(3) a failure by Reliance to repurchase Notes of such series tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “— Purchase of Notes upon a Change of Control Repurchase Event;”

(4) a failure by Reliance or any subsidiary guarantor guaranteeing the Notes to comply with their other agreements contained in the indenture, which continues for 90 days after written notice thereof to Reliance by the trustee or to Reliance and the trustee by the holders of not less than 25% in principal amount of the outstanding Notes (including any additional notes) of such series;

(5) (a) failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Reliance or any of its subsidiary guarantors (other than indebtedness of Reliance or of a subsidiary owing to Reliance or any of its subsidiaries) outstanding in an amount in excess of $30,000,000 and continuance of this failure to pay or (b) a default on any indebtedness of Reliance or any of its subsidiary guarantors (other than indebtedness owing to Reliance or any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $30,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to Reliance by the trustee or to Reliance and the trustee by the holders of not less than 25% in principal amount of outstanding Notes (including any additional notes) of such series; provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured;

(6) the guarantee of any subsidiary guarantor guaranteeing the Notes of such series ceases to be in full force and effect or such subsidiary guarantor denies or disaffirms in writing its obligations under the indenture or its guarantee, in each case, other than any such cessation, denial or disaffirmation in connection with a termination of its guarantee provided for in the indenture; and

(7) various events in bankruptcy, insolvency or reorganization involving Reliance or any subsidiary guarantor guaranteeing the notes of such series.

An event of default under one series of Notes does not necessarily constitute an event of default under any other series of Notes. The foregoing will constitute an event of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of any law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes (including any additional notes) of the relevant series by notice to Reliance may declare the principal of, and premium, if any, and accrued and unpaid interest on, all the Notes to be due and payable. Upon this declaration, principal and premium, if any, and interest will be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of Reliance or any subsidiary guarantor occurs and is continuing, the principal of and premium, if any, and accrued interest on all Notes (including any additional notes) will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding Notes (including any additional notes) of a series may rescind any acceleration with respect to the Notes of such series and its consequences.

If an event of default occurs and is continuing, the trustee, in conformity with its duties under the indenture, will exercise all rights or powers under the indenture at the request or direction of any of the holders; provided that the holders provide the trustee with a reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of the Notes may pursue any remedy with respect to the indenture or the Notes unless:

(1) the holder previously notified the trustee that an event of default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding Notes (including any additional notes) of the relevant series requested the trustee to pursue the remedy;

(3) the requesting holders offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with the holder’s request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes (including any additional notes) of the relevant series have not given the trustee a direction inconsistent with the request within the 60-day period.

Generally, the holders of a majority in principal amount of the outstanding Notes (including any additional notes) of the relevant series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee may, however, refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it is known to the trustee. Except in the case of a default in the payment of principal or premium, if any, or interest on any Note, the trustee may withhold notice if the trustee determines in good faith that withholding notice is not opposed to the interests of the holders.

Reliance will also be required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate indicating whether the signers of the certificate know of any default under the indenture that occurred during the previous year. In addition, Reliance will be required to notify the trustee within 30 days of any event which would constitute various defaults, their status and what action Reliance is taking or proposes to take in respect of these defaults.

Definitions

The indenture contains the following defined terms:

“attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of Reliance and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by Reliance in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by Reliance) pursuant to the Exchange Act by Reliance prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“Domestic Subsidiary” means a subsidiary other than a Foreign Subsidiary.

“Foreign Subsidiary” means any subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any subsidiary of such subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“holder” means the person in whose name a Note is registered on the security register books.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by Reliance, any subsidiary guarantor or any other direct or indirect subsidiaries of Reliance or (2) the financing of a project involving the development or expansion of properties of Reliance, any subsidiary guarantor or any other direct or indirect subsidiaries of Reliance, as to which the obligee with respect to such indebtedness or obligation has no recourse to Reliance, any subsidiary guarantor or any other direct or indirect subsidiary of Reliance or any of a subsidiary guarantor’s or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Modification and Waivers

Modification and amendments of the indenture and the Notes of a series may be made by Reliance, the subsidiary guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes of such series; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note of the series affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any Note;

•	reduce the principal amount of, or the rate of interest on, any Notes;

•	reduce any premium, if any, payable on the redemption or required repurchase of any Note or change the date on which any Note may be redeemed or required to be repurchased;

•	change the coin or currency in which the principal of, premium, if any, or interest on any Note is payable;

•	release the guarantees of any subsidiary guarantor (except as otherwise provided in the indenture) or make any changes to such guarantees in a manner adverse to the holders;

•	impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any Notes;

•	reduce the percentage in principal amount of the outstanding Notes of such series, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of Notes of such series in the indenture or the Notes;

•	modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of Notes except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; or

•	modify any of the above provisions.

Reliance, the subsidiary guarantors and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the Notes of a series with respect to the following:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to evidence the succession of another person to Reliance or any subsidiary guarantor and the assumption by any such successor of the obligations of Reliance or such subsidiary guarantor, as described above under “Covenants — Merger, Consolidation or Sale of Assets”;

•	to add any additional events of default;

•	to add to the covenants of Reliance for the benefit of holders of the Notes of such series or to surrender any right or power conferred upon Reliance;

•	to add one or more guarantees for the benefit of holders of the Notes;

•	to evidence the release of any subsidiary guarantor from its guarantee of the Notes pursuant to the terms of the indenture;

•	to add collateral security with respect to the Notes of such series;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of any additional notes of such series;

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act;

•	to comply with the rules of any applicable securities depository;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes; and

•	to make any change if the change does not adversely affect the interests of any holder of Notes of such series.

The holders of at least a majority in aggregate principal amount of the Notes of a series may, on behalf of the holders of all Notes of such series, waive compliance by Reliance with certain restrictive provisions of the indenture with respect to the Notes of such series. The holders of no less than a majority in aggregate principal amount of the outstanding Notes of a series may, on behalf of the holders of all Notes of such series, waive any past default and its consequences under the indenture with respect to the Notes of such series, except a default (1) in the payment of principal or premium, if any, or interest on Notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each Note. Upon any such waiver, such default shall cease to exist and any event of default arising therefrom shall be deemed to have been cured for every purpose of the indenture with respect to such series of Notes; but no such waiver shall extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Satisfaction and Discharge

Reliance may discharge its obligations under the indenture with respect to the Notes of a series while Notes of such series remain outstanding if the Notes of such series either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the Notes have become due and payable) or to the maturity thereof or the date of redemption of the Notes, as the case may be and paying all other amounts payable under the indenture.

Defeasance and Covenant Defeasance

The indenture will provide that Reliance may elect either (1) to defease and be discharged from any and all obligations with respect to the Notes of a series (except for, among other things, certain obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency with respect to the Notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from its obligations to comply with the restrictive covenants under the indenture with respect to the Notes of such series, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the Notes of such series and clauses (4) and (5) under “— Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by Reliance with the trustee, in trust, of an amount in U.S. dollars, or U.S. Government obligations, or both, applicable to the Notes of the relevant series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the Notes of such series on the scheduled due dates therefor.

If Reliance effects covenant defeasance with respect to the Notes of a series and the Notes of such series are declared due and payable because of the occurrence of any event of default other than under clauses (4) and (5) of “— Events of Default,” even if the amount in U.S. dollars, or U.S. Government obligations, or both, on deposit with the trustee is sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the Notes of such series at the time of the stated maturity, it may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such event of default. However, Reliance would remain liable to make payment of such amounts due at the time of acceleration.

To effect legal defeasance or covenant defeasance, Reliance will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the Notes to recognize income, gain or loss for U.S. federal income tax purposes. If Reliance elects legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

Reliance may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

Same-day Settlement and Payment

The New Notes will trade in the same-day funds settlement system of DTC until maturity or until Reliance issues the New Notes in certificated form. DTC will therefore require secondary market trading activity in the New Notes to settle in immediately available funds. Reliance can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the New Notes.

Book-entry; Delivery and Form; Global Notes

The New Notes of each series will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of New Notes represented by interests in a global note will not be entitled to receive their New Notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the New Notes represented by the global note for all purposes under the indenture, the New Notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated New Notes and will not be considered to be the owners or holders of any New Notes under the global note. Reliance understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the New Notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

Reliance expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee, Reliance also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Reliance, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated New Notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Reliance expects that DTC will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction.

Although Reliance expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Reliance nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indenture provides that, if (1) DTC notifies Reliance that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and Reliance does not appoint a successor depository within 90 days, (2) Reliance determines that the New Notes shall no longer be represented by global notes and executes and delivers to the trustee a company order to such effect or (3) an event of default with respect to the New Notes shall have occurred and be continuing, DTC may exchange the global notes for New Notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated New Notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Reliance believes to be reliable, but Reliance does not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, société anonyme, which is referred to as “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the New Notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Reliance has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the New Notes through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture and has also been appointed by Reliance to act as registrar, transfer agent and paying agent for the Notes.

The indenture contains limitations on the rights of the trustee, if it becomes a creditor of Reliance or any subsidiary guarantor, to obtain payment of claims in some cases, or to realize on property received in respect of any of these claims as security or otherwise. The trustee is permitted to engage in other transactions. However, if the trustee acquires any conflicting interest, it must either eliminate its conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

THE EXCHANGE OFFER

In a registration rights agreement with the initial purchasers of the Old Notes, Reliance and the subsidiary guarantors agreed to use their commercially reasonable efforts:

(1) to file a registration statement with the SEC with respect to notes identical in all material respects to the Old Notes but registered under the Securities Act and without terms imposing transfer restrictions;

(2) to cause the registration statement to be declared effective under the Securities Act; and

(3) to keep the exchange offer open for not less than 20 business days after notice of the exchange offer is mailed, but in any event, to cause the exchange offer to be consummated on or prior to June 18, 2007.

The registration rights agreement provides that, in the event Reliance fails to consummate the exchange offer on or prior to June 18, 2007, we will be required to pay a special interest premium of 0.25% per annum on the Old Notes over and above the regular interest on the Old Notes for the first 90-day period immediately following such date and by an additional 0.25% per annum for the subsequent 90-day period, up to a maximum aggregate additional rate of 0.50% per annum, until the exchange offer is completed. Once we complete this exchange offer, we will no longer be required to pay the special interest premium on the Old Notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange Old Notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of Old Notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of New Notes.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the Old Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of Old Notes at their addresses listed in the trustee’s security register with respect to the Old Notes.

•	The exchange offer expires at midnight, New York City time, on March , 2007; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means March , 2007 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $350,000,000 in aggregate principal amount of Old 2016 Notes and $250,000,000 of the Old 2036 Notes are outstanding. The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

•	Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “— Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all Old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised.

Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “— Conditions to the Exchange Offer” are not satisfied.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Business Wire News Service.

•	Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “— Resales of the New Notes.”

Important rules concerning the exchange offer

You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the expiration date shall be final and binding on all parties.

•	Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an Old Note, wish to tender your Old Notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Wells Fargo Bank, National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1) certificates for Old Notes must be received by the exchange agent along with the letter of transmittal;

(2) a timely confirmation of a book-entry transfer of Old Notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

(3) you must comply with the guaranteed delivery procedures described below.

The method of delivery of Old Notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or Old Notes should be sent to Reliance.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes being surrendered for exchange are tendered

(1) by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

(2) for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.; or

•	a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes and with the signature guaranteed.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Reliance, proper evidence satisfactory to Reliance of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all Old Notes properly tendered and will issue the New Notes promptly after expiration of the exchange offer. See “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for Old Notes; or

•	a timely book-entry confirmation of transfer of Old Notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below; and

•	a properly completed and duly executed letter of transmittal.

If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing Old Notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged Old Notes without expense to the tendering holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged Old Notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Old Notes by causing DTC to transfer Old Notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of book-entry transfer of Old Notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering Old Notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of Old Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “— Exchange Agent” on or prior to the expiration date.

If your Old Notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your Old Notes of your intention to tender your Old Notes or not to tender your Old Notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of Old Notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your Old Notes. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

If you are a registered holder of Old Notes and you want to tender your Old Notes but your Old Notes are not immediately available, or time will not permit your Old Notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1) the tender is made through an eligible institution;

(2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and Notice of Guaranteed Delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of Old Notes;

•	the amount of Old Notes tendered; and

•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent; and

(3) the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

You can withdraw your tender of Old Notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “— Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the Old Notes to be withdrawn;

•	the Old Notes to be withdrawn;

•	the principal amount of the Old Notes to be withdrawn;

•	if certificates for Old Notes have been delivered to the exchange agent, the name in which the Old Notes are registered, if different from that of the withdrawing holder;

•	if certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•	if Old Notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn Old Notes and wish to re-tender them, you may do so by following one of the procedures described under “— Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if at any time before the acceptance of Old Notes for exchange or the exchange of the New Notes for Old Notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any Old Notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Consequences of Failure to Exchange

If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will remain subject to the restrictions on transfer of such Old Notes:

•	as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from the registration requirements of the Securities Act; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the Old Notes.

In general, you may not offer or sell your Old Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

Wells Fargo Bank, National Association, Exchange Agent
707 Wilshire Boulevard, 17th Floor
Los Angeles, California 90017
Attn: Madeliena Hall

Facsimile Transmissions:
(213) 614-3355

To Confirm by Telephone
or for Information:
(213) 614-2588

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile, electronic submission or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $215,000.

Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of Old Notes who is an “affiliate” of Reliance or who intends to participate in the exchange offer for the purpose of distributing the New Notes:

(1) will not be able to rely on the interpretation of the staff of the SEC;

(2) will not be able to tender its Old Notes in the exchange offer; and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the Old Notes will represent that:

(1) it is not our “affiliate”;

(2) any New Notes to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the New Notes.

In addition, in connection with any resales of New Notes, any broker-dealer participating in the exchange offer who acquired Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of New Notes for a period of 180 days from the latest date that tendered Old Notes are accepted for exchange pursuant to the exchange offer.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of Old Notes for New Notes in the exchange offer will not result in any U.S. federal income tax consequences to holders. When a holder exchanges an Old Note for a New Note in the exchange offer, the holder will have the same adjusted basis and holding period in the New Note as in the Old Note immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes where Old Notes were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of New Notes.

We have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of New Notes for a period of 180 days from the date the registration statement is declared effective and that, during such period, we will amend or supplement this prospectus, if requested by the initial purchasers of the Old Notes or any participating broker-dealers, in order to expedite or facilitate the disposition of the New Notes.

We will not receive any proceeds from any sale of New Notes by broker-dealers.

New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the New Notes; or

•	a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any New Notes.

Any broker-dealer that resells New Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those New Notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those New Notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than brokerage commissions and transfer taxes, and will indemnify the holders of the Notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF NEW NOTES

Davis Polk & Wardwell, Menlo Park, California will opine for us on whether the New Notes and related guarantees are valid and binding obligations of Reliance and the subsidiary guarantors that are incorporated in New York, California or Delaware.

Andre D. Dorval, Esq.; Baily Cavalieri LLC; Davis Wright Tremaine LLP; Boult, Cummings, Conners & Berry PLC; Durio, McGoffin, Stagg & Ackermann; Fredrikson & Byron, P.A.; Lord, Bissell & Brook LLP; and Schnader Harrison Segal & Lewis LLP will opine for us on whether the guarantees of the New Notes are valid and binding obligations of the subsidiary guarantors that are not incorporated in New York, California or Delaware; they have otherwise not participated in the preparation of this Prospectus or the Registration Statement of which this Prospectus is a part.

EXPERTS

The consolidated financial statements and schedule of Reliance for the year ended December 31, 2005 and 2004 appearing in Reliance’s Current Report on Form 8-K dated January 3, 2007 and Annual Report on Form 10-K for the year ended December 31, 2005 and Reliance’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in Reliance’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Yarde Metals, Inc., included in Reliance’s Current Report on Form 8-K that was filed on January 3, 2007 (including schedules appearing therein), have been audited by Del Conte, Hyde, Annello & Schuch, P.C., independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

In Article IV of the Restated Articles of Incorporation of the Registrant, the Registrant has eliminated to the fullest extent permitted under California law the liability of directors of the Registrant for monetary damages. Additionally, the Registrant is authorized to indemnify its agents as defined in Section 317 of the California General Corporation Law for breaches of their duties to the Registrant and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted under Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law. Section 5.11 of the Registrant’s Bylaws provides that the Registrant shall indemnify each of its agents against expenses, judgments, fines, settlements or other amounts actually and reasonably incurred by such person by reason of such person having been made or having been threatened to be made a party to a proceeding to the fullest extent permissible by the provisions of Section 317 of the California General Corporation Law, as amended from time to time, and that the Registrant shall advance the expenses reasonably expected to be incurred in defending any such proceeding, upon receipt of the undertaking required by Section 317(f).

Section 204 of the California General Corporation Law allows a corporation, among other things, to eliminate or limit the personal liability of a director for monetary damages in an action brought by the corporation itself or by way of a derivative action brought by shareholders for breach of a director’s duties to the corporation and its shareholders. The provision may not eliminate or limit liability of directors for the following specified actions, however: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard of the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) for transactions between the corporation and a director, or between corporations having interrelated directors and (vii) for improper distributions and stock dividends, loans and guaranties. The provision does not apply to acts or omissions occurring before the date that the provision became effective and does not eliminate or limit the liability of an officer for an act or omission as an officer, regardless of whether that officer is also a director.

Section 317 of the California General Corporation Law gives a corporation the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether threatened, pending, or completed, and whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify such a person against expenses, judgments, fines, settlements and other amounts actually or reasonably incurred in connection with the proceeding, if that person acted in good faith, and in a manner that that person reasonably believed to be in the best interest of the corporation; and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter (i) as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which such proceeding was brought shall determine that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses; and (ii) which is settled or otherwise disposed of without court approval. To the extent that any such person has been successful on the merits in defense of any proceeding, or any claim, issue or matter therein, that person shall be indemnified against expenses actually and reasonably incurred in connection therewith. Indemnification is available only if authorized in the specific case by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, by approval of the shareholders other than the person to be indemnified, or by the court. Expenses incurred by such a person may be advanced by the corporation before the final disposition of the proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to indemnification.

Section 317 of the California General Corporation Law further provides that a corporation may indemnify its officers and directors in excess of the statutory provisions if authorized by its articles of incorporation and that a corporation may purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability asserted or incurred in his or her capacity, or arising out of his or her status with the corporation.

In addition to the provisions of the Restated Articles of Incorporation and Bylaws of the Registrant, the Registrant has entered into indemnification agreements with all of its present and former directors and officers, to indemnify these persons against liabilities arising from third party proceedings, or from proceedings by or in the right of the Registrant, to the fullest extent permitted by law. Additionally, the Registrant has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

At present, there is no pending litigation or proceeding involving a director, officer or employee of Registrant pursuant to which indemnification is sought, nor is Registrant aware of any threatened litigation that may result in claims for indemnification. Section 317 of the California General Corporation Law and the Registrant’s Bylaws provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Registration Rights Agreement filed as Exhibit 4.3 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the initial purchasers against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
No.	Document

4.1	Indenture dated November 20, 2006, among Reliance Steel & Aluminum Co., the subsidiary guarantors and Wells Fargo Bank, National Association, as trustee(1)
4.2	Forms of 2016 Note and 2036 Note(1)
4.3	Registration Rights Agreement dated as of November 20, 2006 among Reliance Steel & Aluminum Co., the subsidiary guarantors, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc, as representatives of the Initial Purchasers(2)
5.1	Opinion of Davis Polk & Wardwell with respect to the New Notes and related guarantees of American Metals Corporation, CCC Steel, Inc., Crest Steel Corporation, Durrett Sheppard Steel Co., Inc., Earle M. Jorgensen Company, Lusk Metals, PDM Steel Service Centers, Inc., RSAC Management Corp. and Service Steel Aerospace Corp.
5.2	Opinion of Andre D. Dorval, Esq. with respect to the guarantees of Yarde Metals, Inc.
5.3	Opinion of Baily Cavalieri LLC with respect to the guarantees of Precision Strip, Inc. and Precision Strip Transport, Inc.
5.4	Opinion of Boult, Cummings, Conners & Berry PLC with respect to the guarantees of AMI Metals, Inc. and Siskin Steel & Supply Company, Inc.
5.5	Opinion of Davis Wright Tremaine LLP with respect to the guarantees of American Steel, L.L.C., Encore Metals (USA), Inc. and Pacific Metal Company
5.6	Opinion of Durio, McGoffin, Stagg & Ackermann with respect to the guarantees of Aluminum and Stainless, Inc.
5.7	Opinion of Fredrikson & Byron, P.A. with respect to the guarantees of Viking Materials, Inc.
5.8	Opinion of Lord, Bissell & Brook LLP with respect to the guarantees of Chatham Steel Corporation, Industrial Metals and Surplus, Inc. and Phoenix Corporation
5.9	Opinion of Lord, Bissell & Brook LLP with respect to the guarantees of LBT, Inc. and Liebovich Bros., Inc.

Exhibit
No.	Document

5.10	Opinion of Schnader Harrison Segal & Lewis LLP with respect to the guarantees of Allegheny Steel Distributors, Inc., Chapel Steel Corp. and Toma Metals, Inc.
12.1	Computation of Ratio of Earnings to Fixed Charges*
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)
23.2	Consent of Andre D. Dorval, Esq. (contained in his opinion filed as Exhibit 5.2)
23.3	Consent of Baily Cavalieri LLC (contained in their opinion filed as Exhibit 5.3)
23.4	Consent of Boult, Cummings, Conners & Berry PLC (contained in their opinion filed as Exhibit 5.4)
23.5	Consent of Davis Wright Tremaine LLP (contained in their opinion filed as Exhibit 5.5)
23.6	Consent of Durio, McGoffin, Stagg & Ackermann (contained in their opinion filed as Exhibit 5.6)
23.7	Consent of Fredrikson & Byron, P.A. (contained in their opinion filed as Exhibit 5.7)
23.8	Consent of Lord, Bissell & Brook LLP (contained in their opinion filed as Exhibit 5.8)
23.9	Consent of Lord, Bissell & Brook LLP (contained in their opinion filed as Exhibit 5.9)
23.10	Consent of Schnader Harrison Segal & Lewis LLP (contained in their opinion filed as Exhibit 5.10)
23.11	Consent of Ernst & Young
23.12	Consent of Del Conte, Hyde, Annello & Schuch, P.C.
24.1	Power of Attorney (included on signature pages)*
25.1	Statement of Eligibility of Wells Fargo Bank, National Association, as Trustee, on Form T-1*
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Clients*
99.4	Form of Letter to Nominees*
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner*

(1)	Incorporated by reference from Exhibits 10.01 and 10.02, respectively, to the Registrant’s Current Report on Form 8-K filed on November 28, 2006.

(2)	Incorporated by reference from Exhibit 2.01 to the Registrant’s Current Report on Form 8-K filed on November 28, 2006

*	Previously filed on January 3, 2007.

Item 22.	Undertakings

(a) The undersigned hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES FOR
RELIANCE STEEL & ALUMINUM CO.

Pursuant to the requirements of the Securities Act of 1933, Reliance Steel & Aluminum Co. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

RELIANCE STEEL & ALUMINUM CO.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer and Director(Principal Executive Officer)	February 9, 2007

* Gregg J. Mollins		President and Chief Operating Officer and Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Executive Vice President and Chief Financial Officer(Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Joe D. Crider		Chairman of the Board of Directors	February 9, 2007

* Thomas W. Gimbel		Director	February 9, 2007

* Douglas M. Hayes		Director	February 9, 2007

* Franklin R. Johnson		Director	February 9, 2007

* Mark V. Kaminski		Director	February 9, 2007

* Richard J. Slater		Director	February 9, 2007

* Leslie A. Waite		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
ALLEGHENY STEEL DISTRIBUTORS, INC.

Pursuant to the requirements of the Securities Act of 1933, Allegheny Steel Distributors, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

ALLEGHENY STEEL DISTRIBUTORS, INC.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* Bernie J. Herrmann		President, Chief Financial Officer, Assistant Secretary and Director(Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

* Robert W. Wickerham		Director	February 9, 2007

* Timothy P. Brady		Director	February 9, 2007

* James P. MacBeth		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
ALUMINUM AND STAINLESS, INC.

Pursuant to the requirements of the Securities Act of 1933, Aluminum and Stainless, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

ALUMINUM AND STAINLESS, INC.

By:	*
Name: Gregg J. Mollins

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Gregg J. Mollins		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* Joseph B. Wolf, Sr.		President, Chief Operating Officer, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* David H. Hannah		Chairman of the Board of Directors	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

* O. P. (“Monty”) Montagnet		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
AMERICAN METALS CORPORATION

Pursuant to the requirements of the Securities Act of 1933, American Metals Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

AMERICAN METALS CORPORATION

By:	*
Name: Craig A. Schwartz

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Craig A. Schwartz		President, Chief Executive Officer and Director(Principal Executive Officer)	February 9, 2007

/s/ Karla Lewis Karla Lewis		Vice President, Chief Financial Officer, Assistant Secretary and Director(Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* David H. Hannah		Director	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

* Thomas A. Kraus		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
AMERICAN STEEL, L.L.C.

Pursuant to the requirements of the Securities Act of 1933, American Steel, L.L.C. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

AMERICAN STEEL, L.L.C.

By:	*
Name: Craig A. Schwartz

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Craig A. Schwartz		President and Chief Executive Officer and Manger(Principal Executive Officer)	February 9, 2007

/s/ Karla Lewis Karla Lewis		Chief Financial Officer, Treasurer and Assistant Secretary and Manager(Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* David H. Hannah		Manager	February 9, 2007

* Gregg J. Mollins		Manager	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
AMI METALS, INC.

Pursuant to the requirements of the Securities Act of 1933, AMI Metals, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

AMI METALS, INC.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer and Director(Principal Executive Officer)	February 9, 2007

Scott A. Smith		President, Chief Operating Officer and Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Vice President, Chief Financial Officer, Secretary and Director(Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

* William K. Sales, Jr.		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
CCC STEEL, INC.

Pursuant to the requirements of the Securities Act of 1933, CCC Steel, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

CCC STEEL, INC.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer, Chairman and Director(Principal Executive Officer)	February 9, 2007

* Bernd D. Hildebrandt		President and Director	February 9, 2007

* Gary R. Fajack		Chief Financial Officer and Treasurer(Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

* James P. MacBeth		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
CHAPEL STEEL CORP.

Pursuant to the requirements of the Securities Act of 1933, Chapel Steel Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

CHAPEL STEEL CORP.

By:	*
Name: Gregg J. Mollins

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Gregg J. Mollins		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* James R. Sutow		President, Chief Operating Officer and Director	February 9, 2007

* G. Patrick Jones		Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* David H. Hannah		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

* Steve Koch		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
CHATHAM STEEL CORPORATION

Pursuant to the requirements of the Securities Act of 1933, Chatham Steel Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

CHATHAM STEEL CORPORATION

By:	*
Name: Gregg J. Mollins

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Gregg J. Mollins		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* Bert M. Tenenbaum		President, Chief Operating Officer and Director	February 9, 2007

* Rebecca Keith		Chief Financial Officer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* David H. Hannah		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

* Arnold M. Tenenbaum		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
CREST STEEL CORPORATION

Pursuant to the requirements of the Securities Act of 1933, Crest Steel Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

CREST STEEL CORPORATION

By:	* Name: James P. MacBeth
Title:   Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* James P. MacBeth		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

David Zertuche		Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* David H. Hannah		Director	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

Phil Steinberg		Director	February 9, 2007

Randall Putnam		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
DURRETT SHEPPARD STEEL CO., INC.

Pursuant to the requirements of the Securities Act of 1933, Durrett Sheppard Steel Co., Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

DURRETT SHEPPARD STEEL CO., INC.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* James Maskeroni		President, Chief Financial Officer, Treasurer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
EARLE M. JORGENSEN COMPANY

Pursuant to the requirements of the Securities Act of 1933, Earle M. Jorgensen Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

EARLE M. JORGENSEN COMPANY

By:	*
Name: R. Neil McCaffery

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* R. Neil McCaffery		Chief Executive Officer, President and Director (Principal Executive Officer)	February 9, 2007

* William S. Johnson		Vice President, Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* David H. Hannah		Chairman of the Board of Directors	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES AND POWER OF ATTORNEY FOR
ENCORE METALS (USA), INC.

Pursuant to the requirements of the Securities Act of 1933, Encore Metals (USA), Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 6, 2007

ENCORE METALS (USA), INC.

By	/s/ R. Neil McCaffery
Name: R. Neil McCaffery

Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. Hannah and Karla Lewis, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Neil McCaffery R. Neil McCaffery	Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2007
John Cruickshank	Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 6, 2007
/s/ David H. Hannah David H. Hannah	Director	February 6, 2007
/s/ Gregg J. Mollins Gregg J. Mollins	Director	February 6, 2007
/s/ Karla Lewis Karla Lewis	Director	February 6, 2007
Don Dalgleish	Director	February 6, 2007

SIGNATURES FOR
INDUSTRIAL METALS AND SURPLUS, INC.

Pursuant to the requirements of the Securities Act of 1933, Industrial Metals and Surplus, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

INDUSTRIAL METALS AND SURPLUS, INC.

By:	*
Name: Jerry Pearson
Title:   Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Jerry Pearson		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* James R. Avriett		Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* David H. Hannah		Director	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

* Edwin Rothberg		Director	February 9, 2007

* Robert Rothberg		Director	February 9, 2007

Paul Lofton		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
LBT, INC.

Pursuant to the requirements of the Securities Act of 1933, LBT, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

LBT, INC.

By:	*
Name: Michael Tulley

Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Michael Tulley		President and Director (Principal Executive Officer)	February 9, 2007

* Brian Peterson		Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* David H. Hannah		Chairman of the Board of Directors	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
LIEBOVICH BROS., INC.

Pursuant to the requirements of the Securities Act of 1933, Liebovich Bros., Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

LIEBOVICH BROS., INC.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer, Chairman and Director (Principal Executive Officer)	February 9, 2007

* Michael Tulley		President, Chief Operating Officer and Director	February 9, 2007

* Brian Peterson		Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
LUSK METALS

Pursuant to the requirements of the Securities Act of 1933, Lusk Metals has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

LUSK METALS

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer, Chairman and Director (Principal Executive Officer)	February 9, 2007

Eric Schneider		President, Chief Operating Officer and Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
PACIFIC METAL COMPANY

Pursuant to the requirements of the Securities Act of 1933, Pacific Metal Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

PACIFIC METAL COMPANY

By:	*
Name: Gregg J. Mollins

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Gregg J. Mollins		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* Robert S. Perry		Executive Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* David H. Hannah		Chairman of the Board of Directors	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

* John (“Sandy”) Nosler		Director	February 9, 2007

* William K. Sales, Jr.		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
PDM STEEL SERVICE CENTERS, INC.

Pursuant to the requirements of the Securities Act of 1933, PDM Steel Service Centers, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

PDM STEEL SERVICE CENTERS, INC.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 9, 2007

* Derek A. Halecky		President, Chief Operating Officer and Director	February 9, 2007

* William J. Nixon		Vice President, Finance, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

* James P. MacBeth		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
PHOENIX CORPORATION

Pursuant to the requirements of the Securities Act of 1933, Phoenix Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

PHOENIX CORPORATION

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer, Chairman and Director (Principal Executive Officer)	February 9, 2007

* Stephen E. Almond		President, Chief Operating Officer and Director	February 9, 2007

* William T. Hellstein		Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

* R. Wayne Grant		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
PRECISION STRIP, INC.

Pursuant to the requirements of the Securities Act of 1933, Precision Strip, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

PRECISION STRIP, INC.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* Thomas A. Compton		President, Chief Operating Officer and Director	February 9, 2007

* James Davis		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

* Joseph Wolf		Director	February 9, 2007

* Thomas Wente		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
PRECISION STRIP TRANSPORT, INC.

Pursuant to the requirements of the Securities Act of 1933, Precision Strip Transport, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

PRECISION STRIP TRANSPORT, INC.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* Thomas A. Compton		President, Chief Operating Officer and Director	February 9, 2007

* James Davis		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
RSAC MANAGEMENT CORP.

Pursuant to the requirements of the Securities Act of 1933, RSAC Management Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

RSAC MANAGEMENT CORP.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* Gregg J. Mollins		President, Chief Operating Officer and Director	February 9, 2007

/s/ Karla Lewis Karla R. Lewis		Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
SERVICE STEEL AEROSPACE CORP.

Pursuant to the requirements of the Securities Act of 1933, Service Steel Aerospace Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

SERVICE STEEL AEROSPACE CORP.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer, Chairman and Director (Principal Executive Officer)	February 9, 2007

Terry L. Wilson		President, Chief Operating Officer and Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
SISKIN STEEL & SUPPLY COMPANY, INC.

Pursuant to the requirements of the Securities Act of 1933, Siskin Steel & Supply Company, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

SISKIN STEEL & SUPPLY COMPANY, INC.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer, Chairman and Director (Principal Executive Officer)	February 9, 2007

* Jerry Pearson		President, Chief Operating Officer and Director	February 9, 2007

* James R. Avriett		Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
TOMA METALS, INC.

Pursuant to the requirements of the Securities Act of 1933, Toma Metals, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

TOMA METALS, INC.

By:	/s/ David H. Hannah
Name: David H. Hannah

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David H. Hannah David H. Hannah		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* Daniel T. Yunetz		President, Chief Operating Officer, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
VIKING MATERIALS, INC.

Pursuant to the requirements of the Securities Act of 1933, Viking Materials, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

VIKING MATERIALS, INC.

By:	*
Name: Gregg Mollins

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Gregg Mollins		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* Craig Sauer		President, Chief Operating Officer and Director	February 9, 2007

* Douglas Lilyquist		Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* David H. Hannah		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact

SIGNATURES FOR
YARDE METALS, INC.

Pursuant to the requirements of the Securities Act of 1933, Yarde Metals, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 9, 2007.

YARDE METALS, INC.

By:	*
Name: William K. Sales, Jr.

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* William K. Sales, Jr.		Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

* Jack Nicklis		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 9, 2007

* David H. Hannah		Chairman of the Board of Directors	February 9, 2007

* Gregg J. Mollins		Director	February 9, 2007

/s/ Karla Lewis Karla Lewis		Director	February 9, 2007

* Tracy Yarde-Smith		Director	February 9, 2007

* Craig F. Yarde		Director	February 9, 2007

*By:	/s/ Karla Lewis Name: Karla Lewis Title: Attorney-in-fact